ITEM 9 (b). Pro forma Consolidated Financial Information of Viewpoint Corporation (Unaudited)

As previously reported, on December 1, 2004, Viewpoint Corporation (“Viewpoint” or the “Company”) entered into an agreement to acquire all of the outstanding capital stock of Unicast Communications Corp. (“Unicast”). The transaction closed on January 3, 2005 and Unicast became a wholly-owned subsidiary of Viewpoint.

Under the terms of the Stock Purchase Agreement (the “Agreement”), Viewpoint issued an aggregate of 1.1 million shares of Viewpoint common stock to the selling stockholders of Unicast and paid approximately $0.2 million in cash at the closing. Within one hundred ninety (190) days following the closing, Viewpoint will be obligated to issue up to an additional 0.4 million shares of Viewpoint common stock and to make an additional cash payment of up to $0.2 million. The number of shares issuable and the amount of cash payable within 190 days following closing will be subject to adjustments based on net working capital assumed by Viewpoint in accordance with terms set forth in the Agreement.

Long-term debt issued by Unicast will remain outstanding at the Uniciast subsidiary level following the closing. This debt is comprised solely of the following:

- An unsecured promissory note issued by Unicast dated February 27, 2004 in the principal amount of $1 million. This promissory note bears interest at 5% per annum, compounding annually, and matures in February 2011. No payments of principal or interest are due until the maturity date.

- A secured promissory note issued by Unicast amended and restated February 27, 2004 in the principal amount of $2 million. This promissory note bears interest of 5% per annum and is secured by substantially all of the Unicast subsidiary’s assets. Concurrently with the closing of the Unicast acquisition, Viewpoint paid approximately $0.3 million to the secured note holder which was applied towards reducing the amount outstanding under the promissory note. Viewpoint would become an additional obligor under the promissory note and Viewpoint’s assets would become additional collateral to secure the obligations if certain contingencies occur, such as Viewpoint’s failure to operate the Unicast ad-serving business through the Unicast subsidiary or the ad-serving business fails to achieve certain revenue targets. No payments under the secured promissory note are due until March 2006. At that time, all unpaid principal and interest will be fully amortized and payable in 60 monthly installments through March 2011.

Viewpoint assumed an obligation to make certain payments on behalf of the selling stockholders in the maximum amount of $0.4 million, payable in equal bi-monthly installments over the one-year period following the closing. If the obligation ceases over the course of the year or is ultimately determined to be less than $0.4 million, Viewpoint will pay to the selling stockholders the difference between $0.4 million and the amount payable under the obligation.

Viewpoint has prepared pro forma financial information for the Unicast acquisition to combine the financial results of the Company with Unicast for the year ended December 31, 2004 as if the transaction had closed on January 1, 2004. Additionally, the following information presents pro forma Balance Sheet information as if the acquisition occurred on December 31, 2004.

The pro forma financial information is based on the historical consolidated financial statements of Viewpoint and the historical financial statements of Unicast and should be read in conjunction with such financial statements and accompanying notes. The purchase method of accounting was used to prepare the pro forma financial statements using estimated fair values of the assets and liabilities of Unicast at the date of the acquisition. The purchase accounting adjustments to reflect the assets and liabilities of Unicast were based upon management’s preliminary evaluation as of this filing and are subject to change pending final evaluation of fair values of the assets and liabilities and such change could be materially different from amounts disclosed herein.

The pro forma financial information does not purport to be indicative of either a) the results of operations which would have actually been obtained if the acquisition had occurred on the dates indicated, or b) the results of operations that will be reported in the future.

VIEWPOINT CORPORATION AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED BALANCE SHEET

YEAR ENDED DECEMBER 31, 2004

(UNAUDITED)

	Viewpoint Corp.	Unicast Communications Corp.	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Current Assets:
Cash and cash equivalents	$5,955	$15	$(454)	(1)	$5,516
Marketable securities	2,707	–	–		2,707
Accounts receivable	2,583	2,053	–		4,636
Related party accounts receivable	26	–	–		26
Prepaid expenses	421	7	–		428

Total current assets	11,692	2,075	(454)		13,313

Restricted cash	320	–	–		320
Property and equipment, net	1,485	28	100	(1, 2)	1,613
Goodwill, net	31,276	–	2,142	(1, 2)	33,418
Intangible assets, net	230	42	5,128	(1, 2)	5,400
Other assets, net	270	22	–		292

Total assets	$45,273	$2,167	$6,916		$54,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,218	$3,380	$675	(1)	$5,273
Accrued expenses	244	–			244
Related party accounts payable		221	(179)	(3)	42
Deferred revenues	431	–	–		431
Related party deferred revenues	4,607	–	–		4,607
Accrued incentive compensation	545	–	–		545
Current liabilities related to discontinued operations	231	–	–		231
Notes payable, current portion	–	80	–		80
Notes payable, stockholder’s-current portion	–	87	–		87

Total current liabilities	7,276	3,768	496		11,540

Deferred rent	365	–	–		365
Related party deferred revenue	–	–	–		–
Convertible notes	–	–	–		–
Warrants to purchase common stock	1,286	–	–		1,286
Subordinated notes	2,388	–	–		2,388
Notes payable- less current portion	–	150	–		150
Notes payable- stockholders’ - less current portion	–	3,905	(2,203)	(4)	1,702

Total liabilities	11,315	7,823	(1,707)		17,431

Stockholders’ equity:
Preferred stock	–	–	–		–
Common stock	57	7	(6)	(5)	58
Paid-in capital	290,260	58,964	(55,998)	(5)	293,226
Deferred compensation	(5)	–	–		(5)
Treasury stock at cost	(1,015)	–	–		(1,015)
Accumulated other comprehensive income (loss)	(60)	–	–		(60)
Accumulated deficit	(255,279)	(64,627)	64,627	(5)	(255,279)

Total stockholders’ equity	33,958	(5,656)	8,623		36,925

Total liabilities and stockholders’ equity	$45,273	$2,167	$6,916		$54,356

VIEWPOINT CORPORATION AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004

(UNAUDITED)

	Viewpoint Corp.	Unicast Communications Corp.	Pro Forma Adjustments		Pro Forma Combined

Revenues:
Search	$2,698	$–	$–		$2,698
Advertising systems	305	6,053	–		6,358
Services	4,822	–	–		4,822
Related party services	2,468	–	–		2,468
Licenses	704	–	–		704
Related party licenses	3,535	–	–		3,535

Total revenues	14,532	6,053	–		20,585

Cost of Revenues:
Search	45	–	–		45
Advertising systems	132	3,337	–		3,469
Services	3,074	–	–		3,074
Licenses	6	–	–		6

Total cost of revenues	3,257	3,337	–		6,594

Gross profit	11,275	2,716	–		13,991

Operating expenses:
Sales and marketing	3,732	2,352	–		6,084
Research and development	3,432	1,461	–		4,893
General and administrative	7,220	1,443	177	(1)	8,840
Depreciation	853	130	88	(2)	1,071
Amortization of intangible assets	17	–	708	(3)	725
Restructuring charges	(106)	–	–		(106)

Total operating expenses	15,148	5,386	973		21,507

Loss from operations	(3,873)	(2,670)	(973)		(7,516)

Other income (expense), net
Interest and other income; net	60	–	–		60
Interest expense	(936)	(110)	(210)	(4)	(1,256)
Changes in fair values of warrants to purchase common stock and conversion options of convertible notes	(4,180)	–	–		(4,180)
Loss on conversion of debt	(810)	–	–		(810)

Total other income (expense)	(5,866)	(110)	(210)		(6,186)

Loss before provision for income taxes	(9,739)	(2,780)	(1,183)		(13,702)
Provision for income taxes	90	–	–		90

Net loss from continuing operations	(9,829)	(2,780)	(1,183)		(13,792)
Adjustment to net loss on disposal of discontinued operations, net of tax	129	–	–		129

Net loss applicable to common shareholders	$(9,700)	$(2,780)	$(1,183)		$(13,663)

Basic and diluted net loss per common share:
Net loss per common share from continuing operations	$(0.18)				$(0.25)
Net income (loss) per common share from discontinued operations	–				–

Net loss per common share	$(0.18)				$(0.25)

Weighted average number of shares outstanding — basic and diluted	52,955		1,085		54,040

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED)

Balance Sheet

The pro forma adjustments to the consolidated balance sheet reflect the following:

(1)	Allocation of Purchase Price of Unicast

Cash	$438,000
Common Stock Issued	3,319,215
Transaction costs	100,000
Debt assumed	1,702,239
Net working capital liabilities assumed	2,233,499

Total purchase price	7,792,953
Fair value of tangible assets acquired	128,000
Fair value of intangible assets acquired	5,170,000

Excess purchase price to be allocated to goodwill	$2,494,953

The purchase accounting adjustments to reflect fair value of assets and liabilities was based on management’s evaluation as of this filing date and are subject to change pending final evaluation of the assets and liabilities. At this time, the net book value of tangible assets is estimated to approximate fair value. It is not expected that the final allocation of purchase price to tangible or intangible assets acquired will produce materially different results from those presented herein.

(2)

To record the elimination of existing Unicast book values for tangible assets and record fair values for tangible and intangible assets. Intangible assets acquired included trademarks, website partner relationships and acquired technology including in-process research and development for advertising systems technology which Viewpoint will be able to use in its advertising systems segment.

(3)	To eliminate deferred rent benefit for terminated lease.
(4)

To eliminate the existing related party debt balance for Unicast and restate it to an appropriately discounted fair-market value for a non-related party in accordance with APB 21, “Interest on Receivables and Payables.”

(5)

To reflect the elimination of Unicast equity and the issuance of Viewpoint's common stock (at a market price of $2.735 reflecting the average of the closing price the two days before and after the announcement of the transaction on December 2, 2004)

	Common stock	Paid-in capital	Accumulated deficit

Eliminate Unicast equity	(7)	(58,964)
Issue Viewpoint equity	1	2,966
Eliminate Unicast deficit			64,627
Total	(6)	(55,998)	64,627

Statement of Operations

Income statement adjustments include:

1.

General and administrative expense: Unicast rented its facility in New York from a related party that forgave outstanding lease obligations during the February 2004 re-capitalization. During 2004 Unicast recorded no rent expense because rent payments were offset against a portion of the forgiveness in accordance with the terms of SFAS 13 “Accounting for Leases” and SFAS 15 “Accounting by Debtors and Creditors for Trouble Debt Restructurings.” This adjustment records rental expense in accordance with the terms of the rental agreements in place during the period ignoring credits attributable to the recapitalization in February 2002 and the forgiveness of rent from prior periods that was an incentive to execute the new lease in February 2003.

2.

Depreciation: Unicast depreciation was based on historical values and useful lives. Viewpoint has engaged an independent valuation company to estimate the fair market value and remaining useful life of the assets acquired on January 3, 2005. The pro forma financial information eliminates Unicast’s depreciation and records depreciation based upon what Viewpoint will expect to record as depreciation expense during the first year of combined operations. The majority of assets acquired were assigned a one year useful life.

3.

Amortization: Unicast had no amortization expense. Viewpoint engaged an independent valuation company to assist Viewpoint management in determining estimated intangible asset values, including goodwill, acquired in the acquisition. These intangible values included trademarks, acquired technology, website partner relationships and goodwill. Acquired technology was determined to have a life of three years while the other intangible values were determined to have a life of five and ten years.

4.

Interest Expense: Unicast depreciation was based on the debt associated with its 200[3] and 2004 recapitalizations that resulted in a Trouble Debt Restructuring in accordance with the provisions of SFAS 15 “Accounting by Debtors and Creditors for Trouble Debt Restructurings”. This interest expense was reversed. Viewpoint assumed the outstanding debt as described above. In accordance with APB 21, the debt was discounted to its fair market value based upon the prevailing interest rates at the date of the acquisition, the term of the debt, the interest provisions of the debt and the credit risk associated with repayment. Based upon these criteria Viewpoint discounted the debt to $ 1.4 million for the secured note and $ 0.3 million for the unsecured note. Viewpoint will accrete the notes based upon the interest-method, including interest payment requirements, through maturity. Interest expense for the pro forma statements reflect the first 12 months of calculated interest expense. The Company is not required to make any interest payments during this period.

5.	There were no transactions between Unicast and Viewpoint during 2004 so there are no inter-company transactions to eliminate.